2595 Dallas Parkway, Suite 310
Dallas, TX 75034
Joseph W. Dziedzic President & Chief Executive Officer +1 214.618.4945 Joseph.dziedzic@integer.net

February 14, 2018

Mr. John Harris

Re:	Amendments to your terms and conditions of employment with Lake Regional Medical Limited (Company)
Dear John:
Further to our recent discussions, I wanted to write to you to confirm the amendments to your terms and conditions of employment as a result of your transition back to your Vice President of Operations role. As agreed, the following changes to your employment contract dated September 1, 2016 (Employment Contract) shall, except as otherwise indicated, take effect on February 20, 2018:
1. You will resume your role of Vice President, Operations (Cardio Vascular Product Category);
2. Your current annual base salary will be reduced from €350,000 to €225,000 effective July 1, 2018;
3. Your 2018 short term incentive plan bonus target will be 35% of your annual base salary of €225,000 – it being acknowledged that your eligibility for, and amount of, any bonus ultimately payable is, as confirmed in clause 10 of your Employment Contract, a matter for the Board of the Parent Company in its sole and absolute discretion;
4. At the March 8, 2018 Board of Directors meeting, you will be nominated for an equity grant of $450,000 in value consisting of Restricted Stock Units (RSUs) that will vest on March 8, 2021, the third anniversary of the award date, subject to your continued employment through that date. If granted, the number of RSUs awarded will be equal to $450,000 divided by the closing price per share of the Company’s common stock on the award date. For the avoidance of doubt, if your employment is terminated prior to vesting, the RSUs will be forfeited.
5. At the March 8, 2018 Board of Directors meeting, you also will be nominated for an award under the Company’s 2018 Long Term Incentive Program having a target value of $100,000. If granted, the number of RSUs that you will be eligible to earn under that program will be based on the closing price per share of the Company’s common stock on the award date.
I would appreciate if you would sign a copy of this letter to confirm your agreement to the forgoing amendments to your Employment Contract and return a signed copy to me by February 16, 2018.
All of the other terms and conditions of your employment set out in your Employment Contract shall continue to apply.

A signed copy of this letter will be placed on your personnel file for record keeping purposes.

John Harris
February 14, 2018

Sincerely

/s/ Joseph W. Dziedzic
Joseph W. Dziedzic
President & Chief Executive Officer
For and on behalf of Lake Region Medical Limited

I, JOHN HARRIS, hereby confirm receipt of the letter titled "Amendments to your terms and conditions of employment with Lake Regional Medical Limited" dated February 14, 2018 from Joseph W. Dziedzic, for and on behalf of Lake Region Medical Limited, and further confirm I understand and agree to the amendments to my contract of employment with Lake Regional Medical Limited provided for therein.
Signed:

/s/ John Harris
John Harris
Date: February 15, 2018

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